UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Approval: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response. . 5.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2008

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN		55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 952-853-9990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)           Effective December 31, 2008, Mr. David Abramson resigned as a director and Chairman of the Audit Committee of the Company.  Mr. Abramson expressed the need to devote more time to his business and personal life.  The Board of Directors had previously determined that Mr. Abramson qualified as the audit committee financial expert and as an independent member of our Board of Directors under SEC rules and the rules of the Nasdaq stock market.  Mr. Abramson also served on the Governance and Nominating Committee and has resigned.

(d)           On January 6, 2009, the Board of Directors appointed Mr. Gregg Schatzman (a current director) as the Audit Committee Chairman and determined that Mr. Schatzman qualifies as the audit committee financial expert and as an independent member of our Board of Directors under SEC rules and the rules of the Nasdaq stock market.  Mr. Schatzman will remain on the Compensation Committee but will resign as the chairman as a result of his increased duties as the audit committee chairman.  Mr. Holmes, a current director and member of the compensation committee will assume the duties of Chairman of the Compensation Committee.

On January 7, 2009, Southwest Casino Corporation issued a press release announcing the resignation of Mr. Abramson as a director and Chairman of the Audit Committee and the appointment of Mr. Schatzman (a current director) as the audit committee chairman.  Mr. Schatzman also resigned as Chairman of the Nominating Committee but will remain a member of the nominating committee and Mr. Holmes, a current director and member of the nominating committee will assume responsibilities as Chairman of the Nominating Committee.  A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description	Method of Filing
99.1	Press Release of Southwest Casino Corporation issued January 7, 2009.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: January 7, 2009

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President